UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                                                SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING                01-18974

                                 FORM 10-QSB                      CUSIP NUMBER
                                                                   402805105

                         For Period Ended: June 30, 2005


[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]


PART I - REGISTRANT INFORMATION


                     GUNDAKER/JORDAN AMERICAN HOLDINGS, INC.
                     ---------------------------------------
                             Full Name of Registrant



                         1876 Woodhollow Lane, Apt. 306
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)


                           Maryland Heights, MO 63043
                           --------------------------
                            City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Due to travel schedules, the President of the Company will not be available to review the filing upon its completion until August 17, 2005.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


                 W. Neal Jordan                    (660) 775-2589
               ------------------           -----------------------------
                     (Name)                 (Area Code)(Telephone Number)

(2)  Have all other periodic  reports required under Section
     13 or 15(d) of the  Securities  Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during
     the  preceding 12 months (or for such  shorter)  period
     that the  Registrant was required to file such reports)
     been filed? If answer is no, identify report(s).              [X]Yes  [ ]No

(3)  Is  it  anticipated  that  any  significant  change  in results of operations from the corresponding period for
     the last fiscal year will be  reflected by the earnings
     statements  to be  included  in the  subject  report or
     portion thereof?                                              [ ]Yes  [X]No

--------------------------------------------------------------------------------


                     GUNDAKER/JORDAN AMERICAN HOLDINGS, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                Gundaker/Jordan American Holdings, Inc.


                                By:   /s/ W. Neal Jordan
                                    --------------------------------
                                    W. Neal Jordan, President

Date: August 12, 2005


[ATTENTION: Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]

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